Exhibit 99.4

CONSENT OF GREENHILL & CO., LLC

Board of Directors

American Axle & Manufacturing Holdings, Inc.

One Dauch Drive

Detroit, MI 48211

Members of the Board of Directors:

We hereby consent to the inclusion of (i) our opinion letter, dated November 2, 2016, to the Board of Directors of American Axle & Manufacturing Holdings, Inc. (“AAM”) as Annex C to the joint proxy statement/prospectus included in the Registration Statement of AAM on Form S-4 (the “Registration Statement”) relating to the proposed transaction involving AAM and Metaldyne Performance Group Inc., and (ii) references made to such opinion in the Registration Statement under the captions entitled “SUMMARY—Opinion of AAM’s Financial Advisor,” “THE MERGER—Background to the Merger,” “THE MERGER—AAM’s Reasons for the Merger and Recommendation of the AAM Board of Directors,” “THE MERGER—Opinion of AAM’s Financial Advisor” and “THE MERGER AGREEMENT—Representations and Warranties.”  In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

GREENHILL & CO., LLC

By:	/s/ Douglas Jackson
Name:	Douglas Jackson
Title:	Managing Director

Chicago, Illinois

December 16, 2016